Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into as of August 6 2025, by and between OXO, a Wyoming corporation (the "Company"), Oliva Caliman ("Executive").

1.	Position and Duties

Executive shall serve as General Manager of the Company (GM). Executive shall devote approximately 20 hours/week to the business of the Company, performing such duties as are customary for such position.

2.	Term

This Agreement shall continue until terminated by either party in accordance with Section 6.

3.	Compensation

In consideration of services rendered, Executive shall receive:

(a)	Stock Compensation: 100,000 shares of the Company’s common stock at a par value of $0.0001 per share.

(b)	No cash salary shall be paid until the Company generates sufficient revenue.

4.	Benefits

Executive may be eligible for future participation in benefit plans, as established by the Company.

5.	Confidentiality and IP

Executive agrees to maintain the confidentiality of Company information and assign to the Company all IP developed during the term.

6.	Termination

Either party may terminate this Agreement at any time upon written notice.

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7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

8.	Miscellaneous

This Agreement constitutes the entire agreement between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OXO

Aleksejus Klimanovas	Oliva Caliman

By: /s/ A. Klimanovas	By: /s/ O. Caliman

Title: CEO	Title: General Manager
Date: August 6, 2025	Date: August 6, 2025

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